Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
      * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


June 15, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment No. 3 of our report dated June 15, 2010, relating to the financial statements of Unseen Solar, Inc. for three months ended April 30, 2010 and the period from January 8, 2010 (inception) through April 30, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,


/s/ Chang G. Park
----------------------------
Chang G. Park, CPA




        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board